Exhibit 99.1

PACIFIC CAPITAL BANCORP REPORTS 33% INCREASE

IN FIRST QUARTER EARNINGS PER SHARE

Board of Directors Authorizes Additional $20 Million Stock Repurchase Program

Highlights

•                  Net income increases 32%

•                  Volume in RAL/RT programs increases 21% in the first quarter

•                  Company reaffirms outlook for 2003

Santa Barbara, California, April 17, 2003 / Business Wire / — Pacific Capital Bancorp (Nasdaq:PCBC), a community bank holding company with $4.4 billion in assets, today announced financial results for the first quarter ended March 31, 2003.

Net income was $36.4 million, or $1.05 per diluted share, an increase of 32% from $27.5 million, or $0.79 per diluted share, in the first quarter of 2002.

Pacific Capital Bancorp’s return on average equity (ROE) and return on average assets (ROA) for the first quarter of 2003 were 39.25% and 3.13%, respectively, compared to 33.96% and 2.54%, respectively, for the first quarter of 2002.  Exclusive of the impact of the Refund Anticipation Loan (RAL) and Refund Transfer (RT) programs in both periods, return on consolidated equity and ROA for the first quarter of 2003 were 14.99% and 1.24%, respectively, compared to 13.73% and 1.05%, respectively, for the first quarter of 2002.

“We are pleased to continue the strong growth we achieved in 2002,” said William S. Thomas, Jr., President and Chief Executive Officer of Pacific Capital Bancorp.  “Our RAL and RT programs continue to perform well regardless of the economic conditions, and they were key factors in our strong first quarter results.  Our loan portfolio continued to stabilize during the quarter, and we are encouraged by an increasing number of commercial customers who are demonstrating sustained improvement in their financial condition.  As such, a number of credits in the classified categories have moved into more favorable risk categories.”

RAL/RT Programs

The Company’s RAL and RT programs generated $39.8 million in pre-tax income during the first quarter of 2003, compared with $29.0 million during the same period in 2002.  Total volume for these programs increased to 4.1 million transactions, compared with 3.4 million transactions in the first quarter of the prior year.  Refund Transfers accounted for 64% of the transactions, and RALs comprised the remaining 36%.

As it did in 2002, the Company sold a portion of its 2003 Refund Anticipation Loans through a securitization and recognized a gain on sale of $8.0 million, compared to a gain on sale of $10.2 million in 2002.  The pre-tax income figures reported for the RAL/RT programs in each year include the gain on sale.  The Company was able to make greater use of other, less expensive sources of funding for the RAL program in 2003, which resulted in a smaller securitization this year and more RAL income being recognized as interest income.

Historically, the Company has recognized additional RAL-related income in subsequent quarters of the year as a result of successful recoveries of charged-off RALs from programs in prior years.  In 2002, $5.0 million in additional pre-tax income was recognized in later quarters.  Due to the low loss rates experienced in the 2002 RAL program, the Company does not anticipate recognizing as much additional pre-tax income related to the RAL program in subsequent quarters of 2003.

A supplemental table is provided in today’s press release indicating the impact of revenue, interest expense and non-interest expense related to the RAL/RT programs on the Company’s first quarter results.  This table is included to increase the transparency of the Company’s financial results.

Financial Highlights

During the first quarter of 2003, total interest income was $89.2 million, compared with $78.5 million in the previous year.  Exclusive of the impact of the RAL program, total interest income was $59.4 million in the first quarter of 2003, compared with $61.9 million in the same period of the previous year.

Total interest expense for the first quarter of 2003 was $14.2 million, compared with $17.5 million for the first quarter of 2002.  Approximately $1.6 million of total interest expense in the first quarter of 2003 was attributable to the funding used for the RAL program, compared with $1.7 million in the previous year.  Although deposit volume increased year-over-year, total interest expense decreased due to the lower interest rate environment.

Net interest margin for the first quarter of 2003 was 7.03%, which compares with 5.04% in the fourth quarter of 2002.  Exclusive of RALs in both periods, net interest margin for the first quarter of 2003 was 4.94%, which compares with 4.97% in the fourth quarter of 2002.  This also compares with a net interest margin of 5.03% (exclusive of RALs) in the first quarter of 2002.

The sequential quarter decrease in net interest margin was primarily attributable to the Federal Reserve Bank’s 50 basis point reduction in prevailing interest rates in November 2002 impacting the Company’s balance sheet for a full quarter, as opposed to only a portion of the previous quarter.  The Company remains asset sensitive.  As such, should interest rates remain stable, the Company would expect to see a slight increase in net interest margin as term deposits reprice at lower levels.  The Company believes that a 25 basis point reduction in prevailing interest rates during the second quarter would result in a decrease of 10 to 20 basis points in the Company’s net interest margin.

Total loans of $3.02 billion at March 31, 2003, was essentially flat with the level at December 31, 2002.  Total loans increased 5.2% from $2.87 billion at March 31, 2002.

Total deposits were $3.64 billion at March 31, 2003, compared to $3.52 billion at December 31, 2002.  This represents an increase of 8.5% over $3.36 billion at March 31, 2002.

Noninterest revenue was $38.9 million, compared with $36.5 million in the first quarter of 2002.  The gains on sale from the securitization of RALs in both years are included in noninterest revenue.  Fees from the Refund Transfer product increased $2.5 million from the previous year.

Service charges on deposit accounts increased during the first quarter of 2003 to $3.7 million, up 7.8% over the first quarter of last year.  Fees generated by the Trust & Investment Services division were $3.5 million, compared with $3.7 million in the first quarter of 2002.

Income from other service charges, commissions and fees for the quarter ended March 31, 2003 was $4.9 million, compared with $3.9 million in the same period of the prior year.

Pacific Capital Bancorp’s operating efficiency ratio for the first quarter of 2003 was 38.49%, compared with 60.00% in the prior quarter and 39.54% in the same period last year.  Exclusive of the impact of the RAL/RT program in all periods, the Company’s operating efficiency ratio for the first quarter of 2003 was 58.17%, compared with 57.82% in the prior quarter and 54.95% in the same period last year.  Expenses related to Anti-Money Laundering and Sarbanes-Oxley compliance efforts have negatively impacted the Company’s operating efficiency ratio.  The Company expects its overall operating efficiency ratio for the full year to be in line with its previous guidance of approximately 50%.

Asset Quality and Capital Ratios

During the first quarter, the Company recorded a provision for credit losses of $11.6 million.  Approximately $7.2 million of the provision was related to the 2003 RAL program.

For the quarter ended March 31, 2003, the allowance for credit losses, exclusive of RALs, was $53.9 million, or 1.81% of total non-RAL loans, compared to $53.8 million, or 1.78% of total loans, at December 31, 2002.  This compares with the industry average of 1.74% of total loans for the Company’s peer group, based on data provided as of December 31, 2002.

Total nonperforming loans decreased slightly to $61.3 million at March 31, 2003, representing 2.06% of total non-RAL loans, from $61.5 million at December 31, 2002.  This compares with the industry average of 1.06% of total loans for the Company’s peer group, based on data provided as of December 31, 2002.

Two previously disclosed credits — one in the wine industry and one in the hospitality industry — represent approximately 57% of total nonperforming loans.  Both loans continue to perform and the interest remains up-to-date.  However, sufficient uncertainty remains about each customer’s ability to repay the entire principal according to the terms of the loans to warrant maintaining their placement in the nonaccrual category.  The Company has provided for the inherent loss on each loan down to the net realizable value of the respective collateral.

Total nonperforming assets at the end of the first quarter of 2003 represented 1.45% of total non-RAL assets, a decrease from 1.47% of total assets at the end of the prior quarter.  This compares with the Company’s peer group average of 0.72% of total assets, based on data provided as of December 31, 2002.

Net charge-offs (exclusive of RALs) for the three months ended March 31, 2003, were $4.3 million, compared with $4.6 million for the three months ended December 31, 2002.

Annualized net charge-offs to total average loans (both exclusive of RALs) were 0.59% for the three months ended March 31, 2003, compared with 0.62% for the three months ended December 31, 2002.  This compares with the Company’s peer group average of 0.88%, based on data provided as of December 31, 2002.

The Company’s capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.  Capital ratios at March 31, 2003 stood at 10.42% and 12.74% for the Tier 1 capital ratio and total capital ratio, respectively.

Share Purchase Program Update

On June 6, 2002, Pacific Capital Bancorp announced that its board of directors had authorized the repurchase of up to $20 million of its common stock.  Through March 31, 2003, the Company had purchased 685,000 shares of its common stock at an average per share price of $26.14, for a total price of $17.9 million.

The board of directors has also authorized a new stock repurchase program for up to an additional $20 million of the Company’s common stock.  The new program will be implemented upon the completion of the current stock repurchase program.  Pursuant to the stock repurchase program, repurchases may be made from time to time by the Company in the open market, in block purchases, or in privately negotiated transactions in accordance with Securities and Exchange Commission rules and when the Company deems the price to be attractive.

Outlook

Pacific Capital Bancorp continues to expect 2003 fully diluted earnings per share to range between $2.21 and $2.32.

“We believe that the diversity of our business mix will play an important role in generating profitable growth for the Company during an uncertain economic period,” said Thomas.  “Our commercial customers are understandably cautious, which is impacting loan demand in this segment.  This is being offset by steady demand in our consumer segment, as well as the important contribution of businesses such as the RAL/RT programs.

“As we move forward in 2003, we have plans in place to leverage our balance sheet through securities acquisitions to make better use of our excess capital.  This strategy, among others, should enable us to successfully manage through the current economic conditions, while we maintain our conservative credit culture and position the Company to benefit from a stronger economy and a more favorable interest rate environment,” said Thomas.

Pacific Capital Bancorp is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank and San Benito Bank. Pacific Capital Bank, N.A. is a 41-branch community bank network serving customers in six Central Coast counties, from Morgan Hill in the north to Westlake Village/Thousand Oaks in the south.

This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the Company’s income tax refund programs and the economic conditions within its markets. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company’s control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) increased competitive pressure among financial services companies; (2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; (3) deterioration in general economic conditions, internationally, nationally or in the State of California; (4) the occurrence of future terrorist acts or impact of military actions; (5) reduced demand for or earnings derived from the Company’s income tax refund loan and refund transfer programs; (6) legislative or regulatory changes adversely affecting the business in which Pacific Capital Bancorp engages; and (7) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:	Deborah Lewis Whiteley Senior Vice President Director, Investor Relations (805) 884-6680 whiteley@pcbancorp.com

FINANCIAL TABLES FOLLOW

PACIFIC CAPITAL BANCORP

Summary Financial Data (Unaudited)

(In thousands except per share earnings):

	For the Three-Month
	Periods Ended March 31,
	2003	2002
Interest income from:
Loans	$79,322	$67,196
Securities	9,476	10,534
Federal funds sold and resell agreements	450	721
Commercial paper	—	50
Total interest income	89,248	78,501
Interest expense on:
Deposits	9,904	13,928
Federal funds purchased and repurchase agreements	471	493
Other borrowed funds	3,855	3,124
Total interest expense	14,230	17,545
Net interest income	75,018	60,956
Provision for credit losses-RALs	7,209	4,627
Provision for credit losses—non RAL	4,408	9,462
Net interest income after provision for credit losses	63,401	46,867
Noninterest revenue:
Service charges on deposits	3,723	3,454
Trust fees	3,514	3,659
Refund transfer fees	16,460	13,968
Other service charges, commissions and fees, net	4,937	3,873
Net gain on sale of RALs	8,031	10,170
Net gain on securities transactions	60	69
Other income	2,127	1,326
Total noninterest revenue	38,852	36,519
Operating expense:
Salaries and benefits	23,542	19,967
Net occupancy expense	3,504	3,457
Equipment expense	2,166	1,894
Other expense	15,235	13,795
Total operating expense	44,447	39,113
Income before income taxes	57,806	44,273
Income taxes	21,388	16,749
Net income	$36,418	$27,524

Earnings per share - basic	$1.06	$0.79
Earnings per share - diluted	$1.05	$0.79

Average shares for basic earnings per share	34,510	34,907
Average shares for diluted earning per share	34,775	35,064
Taxable equivalent adjustment	$1,657	$1,503

Net interest margin (tax-equivalent)	7.03%	6.19%

Operating efficiency ratio	38.49%	39.54%

Return on average equity	39.25%	33.96%
Return on average assets	3.13%	2.54%

Charge-offs — RAL	$9,142	$5,807
Charge-offs — non RAL	$5,925	$4,399
Charge-offs — total	$15,067	$10,206

Recoveries — RAL	$2,022	$2,323
Recoveries- non RAL	$1,599	$872
Recoveries- total	$3,621	$3,195

Net charge-offs — RAL	$7,120	$3,484
Net charge-offs — non RAL	$4,326	$3,527
Net charge-offs — total	$11,446	$7,011

Annualized net charge-offs to average loans — non RAL	0.59%	0.51%

	As of	As of	As of
	3/31/03	12/31/02	3/31/02
Selected EOP Balance Sheet Accounts:
Loans	$3,022,820	$3,019,820	$2,872,664
Allowance for credit losses	$53,992	$53,821	$55,725
Assets	$4,422,669	$4,219,213	$4,123,509
Deposits	$3,640,016	$3,516,077	$3,355,471
Equity	$401,609	$371,075	$340,253

Actual shares outstanding at end of period	34,392	34,941	34,776

Book value per share	$11.68	$10.62	$9.78
Tangible book value per share	10.69	9.63	8.78

Nonperforming assets:
Loans past due 90 days or more	$3,643	$1,709	$1,609
Nonaccrual loans	57,695	59,818	19,091
Total nonperforming loans	61,338	61,527	20,700
Other real estate owned and other foreclosed assets	438	438	—
Total nonperforming assets	$61,776	$61,965	20,700

Nonperforming loans as a percentage of total loans (excl RAL)	2.06%	2.04%	0.73%

Nonperforming assets as a percentage of total assets (excl RAL)	1.45%	1.47%	0.51%

Allowance for non-RAL credit losses as a percentage of nonperforming loans	88%	87%	265%

Allowance for non-RAL credit losses as a percentage of total loans	1.81%	1.78%	1.93%

	For the Three-Month
	Periods Ended March 31,
	2003	2002
Selected average balances:
*Exclusive of SFAS 115 adj.
Loans—non-RAL	$2,972,552	$2,824,845
Loans—RALs	$467,839	$261,426
Securities—taxable*	$679,599	$638,639
Securities-tax exempt*	$166,145	$169,676
Short-term funds	$135,040	$195,164
Earning assets*	$4,421,175	$4,089,750
Total Assets	$4,722,973	$4,390,850
Noninterest deposits	$1,047,143	$975,435
Interest-bearing deposits	$2,763,927	$2,715,641
Other borrowings and LTD	$398,150	$343,049
Equity	$376,253	$328,742

Average balances for the last five quarters:

(in thousands)	Average	Average	Average	Average	Average
*Exclusive of SFAS 115 adj.	1Q03	4Q02	3Q02	2Q02	1Q02

ASSETS:
Earning Assets:
Commercial paper	$—	$—	$—	$—	$8,440
Federal funds sold & repos	135,040	97,367	20,784	26,290	164,392
Total money market investments	135,040	97,367	20,784	26,290	172,832
Taxable securities*	679,599	649,825	661,783	684,655	638,639
Tax-exempt securities*	166,145	165,459	168,568	169,197	169,676
Total securities*	845,744	815,284	830,351	853,852	808,315
Commercial loans	504,835	462,296	484,772	521,737	539,993
Consumer loans (inc. home equity)	393,690	383,702	358,049	325,537	302,063
Tax refund loans	467,839	—	—	14,156	261,426
Leasing	138,247	138,658	139,678	138,298	134,969
Commercial real estate loans	1,231,578	1,239,000	1,198,331	1,178,135	1,184,689
Residential real estate loans	704,202	707,877	704,287	689,873	663,131
Total loans	3,440,391	2,931,533	2,885,117	2,867,736	3,086,271
Total earning assets	4,421,175	3,844,184	3,736,252	3,747,878	4,067,418
Non-earning assets (inc. credit loss allow)	282,658	284,379	283,835	293,929	293,128
TOTAL*	4,703,833	4,128,563	4,020,087	4,041,807	4,360,546
SFAS Market Value Adjustment	19,140	32,859	15,792	3,252	7,972
TOTAL ASSETS	$4,722,973	$4,161,422	$4,035,879	$4,045,059	$4,368,518

LIABILITIES & SHAREHOLDERS’ EQUITY:
Interest-bearing deposits:
Savings and interest bearing transaction accounts	$1,502,976	$1,466,512	$1,394,587	$1,367,495	$1,338,015
Time certificates of deposit	1,260,951	1,198,352	1,175,684	1,161,612	1,377,626
Total interest-bearing deposits	2,763,927	2,664,864	2,570,271	2,529,107	2,715,641
Repos & FF purchased	138,560	36,025	57,623	90,654	129,229
Other borrowings	259,590	259,475	258,298	273,383	191,488
Total interest-bearing liabilities	3,162,077	2,960,364	2,886,192	2,893,144	3,036,358
Demand deposits	1,047,143	783,007	747,494	739,486	975,435
Other liabilities	137,500	44,574	49,155	72,587	27,983
Total liabilities	4,346,720	3,787,945	3,682,841	3,705,217	4,039,776
Shareholders’ equity	376,253	373,477	353,038	339,842	328,742
TOTAL	$4,722,973	$4,161,422	$4,035,879	$4,045,059	$4,368,518

Net Interest Income for the last 5 quarters

(tax equivalent basis)	1Q03	4Q02	3Q02	2Q02	1Q02

Interest Income:
Commercial loans	$7,780	$7,923	$9,106	$9,446	$9,852
Consumer loans (inc. home equity)	7,759	7,852	7,046	6,234	5,902
Tax refund loans	29,803	19	105	2,455	16,646
Leasing loans	3,431	3,453	3,550	3,613	3,420
Commercial real estate loans	19,244	20,415	20,033	19,695	20,027
Residential real estate loans	11,554	11,913	11,928	11,794	11,410
Total loan income	79,571	51,575	51,768	53,238	67,257
Taxable securities	7,018	7,968	8,231	8,432	8,012
Tax-exempt securities	3,866	3,385	4,356	4,391	3,964
Total securities income	10,884	11,353	12,587	12,823	11,976
Total money market income	450	391	105	129	771
Total interest income	90,905	63,319	64,460	66,190	80,004

Interest expense:
Interest-bearing deposits:
Interest bearing demand dep	2,747	3,042	2,976	2,889	2,924
Time deposits	7,157	7,558	7,978	8,533	11,004
Total interest-bearing deposits	9,904	10,600	10,954	11,422	13,928
Repos & Fed funds purchased	471	100	254	337	493
Other borrowings	3,855	3,800	3,890	3,897	3,124
Total other interest	4,326	3,900	4,144	4,234	3,617
Total interest expense	14,230	14,500	15,098	15,656	17,545

Tax equivalent net interest income	76,675	48,819	49,362	50,534	62,459
Tax equivalent adjustment	(1,657)	(1,589)	(2,098)	(2,037)	(1,503)
Reported net interest income	$75,018	$47,230	$47,264	$48,497	$60,956

	For the Three-Month
	Periods Ended March 31,
RAL Income Statement	2003	2002

Interest income	29,803	16,646
Interest expense	1,557	1,713
Net interest income	28,246	14,933
Provision-RAL	7,209	4,627
RT fees	16,460	13,968
Gain on sale of loans	8,031	10,170
Other service charges, commissions and fees, net	2,218	1,691
Total noninterest income	26,709	25,829
Noninterest expense	7,956	7,159
Income before income taxes	39,790	28,976
Income taxes	16,732	12,184
Net income	23,058	16,792